(Logo)

                         NATIONAL COMPUTER SYSTEMS, INC.




                            11000 Prairie Lakes Drive
                          Eden Prairie, Minnesota 55344


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            MAY 23, 1996 at 3:30 P.M.


TO THE STOCKHOLDERS OF NATIONAL COMPUTER SYSTEMS, INC.:

The annual meeting of stockholders of National Computer Systems, Inc. (NCS), a Minnesota corporation, will be held Thursday, May 23, 1996, at 3:30 P.M., Central Daylight Savings Time, at the Radisson Hotel South (Atrium 3), 7800 Normandale Boulevard, Bloomington, Minnesota for the following purposes:

1. To elect a Board of Directors for the ensuing year.

2. To approve appointment of Ernst & Young LLP as auditors for the year ending January 31, 1997.

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 25, 1996, will be entitled to cast one vote on each proposal for each share held of record at that time. A copy of the NCS annual report is included in this mailing, first made on approximately the date shown below.

DATED: April 25, 1996

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                    J. W. Fenton, Jr., Secretary


                 STOCKHOLDERS UNABLE TO ATTEND THIS MEETING ARE
                    URGED TO SIGN AND DATE THE ENCLOSED PROXY
                     AND RETURN IT IN THE ENVELOPE PROVIDED.

                         NATIONAL COMPUTER SYSTEMS, INC.
                            11000 Prairie Lakes Drive
                          Eden Prairie, Minnesota 55344


                                 PROXY STATEMENT

The annual meeting of the stockholders of National Computer Systems, Inc. (NCS or the Company) will be held on Thursday, May 23, 1996, at 3:30 P.M., at the Radisson Hotel South (Atrium 3), 7800 Normandale Boulevard, Bloomington, Minnesota for the purposes set forth in the accompanying notice. The only matters the Board of Directors knows will be presented are those stated in Items 1 and 2 of the notice. The Board of Directors recommends that stockholders vote in favor of Items 1 and 2. Should any other matter properly come before the meeting, it is the intention of the named proxies to vote on such matters in accordance with their best judgment.

                      OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors has fixed the close of business on March 25, 1996, as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. The voting securities of NCS outstanding and entitled to vote on that date were 15,403,937 shares of Common Stock. Each share is entitled to cast one vote on each proposal before the meeting.

The enclosed proxy is solicited on behalf of the Board of Directors for use at the annual meeting. If the proxy is properly executed and returned, the shares represented will be voted at the meeting and at all adjournments. Where specific direction is given by the stockholder, the shares will be voted in accordance with that direction. If no direction is given, the proxy will be voted to elect the eight persons named below as directors and for approval of the appointment of Ernst & Young LLP as the Company's auditors. The proxy may be revoked at any time prior to its exercise by filing written notice with the Secretary of NCS.

Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the stockholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting, but will not be considered as present and entitled to vote with respect to such matters.

                              ELECTION OF DIRECTORS

At the meeting, the eight persons listed below will be nominated for election as directors until the next annual meeting of stockholders and until their successors have been elected. Of the current directors, Dr. David P. Campbell has chosen not to stand for reelection at this annual meeting. Each nominee is presently available for election. Should any nominee become unable to serve, the persons voting the enclosed proxy may, in their discretion, vote for a substitute.

Shown below is certain information about the nominees as of February 29, 1996. Each nominee has sole investment and voting power of all shares of Common Stock shown (the only NCS equity securities owned by the nominees), except as otherwise noted. The election of each director requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

                                          Principal Occupation                                          Shares
                                                   and                                Director       Beneficially  Percent of
      Name                 Age             Business Experience                         Since            Owned     Outstanding
___________________        ___            _____________________                       ________       ____________ ___________

David C. Cox++o            58  President & Chief Executive Officer of Cowles            1983          13,200 (1)       *
                               Media Company (diversified communications) for
                               more than five years.

Russell A. Gullotti        53  Chairman of the Board, President & Chief Executive       1994          56,167 (2)       *
                               Officer of NCS since May, 1995. President & Chief
                               Executive Officer from October, 1994 to May, 1995
                               and prior to that held senior executive positions
                               in   sales   and    marketing,    services    and
                               administration with Digital Equipment Corporation
                               (computer  manufacturing  and  services) for more
                               than five years.

Jean B. Keffeler++         50  Business and management consultant since                 1993           4,500 (3)       *
                               March, 1991 and prior to that held various
                               executive positions in the corporate and public
                               sectors.

Charles W. Oswald o        68  Private investor for more than five years.               1970       1,734,216 (4)     11  %
                               Chairman of the Board of NCS from October,
                               1994 to May,  1995 and prior to that  Chairman  &
                               Chief Executive Officer of NCS for more than five
                               years.

Stephen G. Shank +         52  President & Chief Executive Officer of Learning          1985           7,619 (1)       *
                               Ventures International,  Inc. (education programs
                               and services) since January,  1992 and Chairman &
                               Chief  Executive  Officer  of  Tonka  Corporation
                               (manufacturer  and marketer of toy  products) for
                               more than five years prior to September, 1991.

John E. Steuri++o          56  Chairman & Chief Executive Officer of ALLTEL             1991          12,000 (5)       *
                               Information Services, Inc. (formerly Systematics
                               Information Services) (information processing
                               management, outsourcing services and application
                               software) for more than five years.

Jeffrey E. Stiefler++      49  Chairman of Pacific Advisors (management                 1993           4,803 (3)       *
                               advisory firm) since October, 1995. President
                               of American Express Company (travel and
                               financial services) from August, 1993 to September,
                               1995, President and Chief Executive Officer of
                               American Express Financial Advisors, Inc.
                               (financial services) from July, 1992 to August,
                               1993 and President from September, 1990 to
                               July, 1992.

John W. Vessey+            73  Management consultant since October, 1985 and            1986           7,400 (1)       *
                               prior to that Chairman, Joint Chiefs of Staff,
                               U.S. Department of Defense from June, 1982 to
                               October, 1985.

                                   +  Member of Audit Committee
                                  ++  Member of Compensation Committee
                                   o  Member of Governance/Nominating Committee


      *    Less than 1%.
[FN]
<FN1>
     (1) The shares listed for Messrs. Cox, Shank and Vessey include 7,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN2>
     (2) The shares listed for Mr. Gullotti include 135 shares allocated to him pursuant to the Employee Stock Ownership Plan (ESOP), 32,600 shares issued under the Long-Term Incentive Plan (L-TIP), and 20,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN3>
     (3) The shares listed for Ms. Keffeler and Mr. Stiefler include 2,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN4>
     (4) The shares listed for Mr. Oswald include 89,000 shares that may be acquired within 60 days upon exercise of outstanding stock options. The shares listed do not include 25,000 shares owned by Mr. Oswald's wife, as to which Mr. Oswald disclaims beneficial ownership.

<FN5>
     (5) The shares listed for Mr. Steuri include 5,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.


Mr. Cox is also a director of ReliaStar Financial Corp. and Tennant Company; Mr. Gullotti is also a director of GenRad, Inc. and MTS Systems Corporation; Mr. Oswald is also a director of ADC Telecommunications, Inc.; Mr. Shank is also a director of Polaris Industries, Inc.; and Mr. Steuri is also a director of ALLTEL Corporation.

The Board of Directors held six meetings during the fiscal year ended January 31, 1996 (fiscal 1995). The Audit Committee of the Board of Directors reviews the audited financial statements with the independent auditors and the Company's accounting and reporting practices. During the last fiscal year, the Audit
Committee held five meetings. The Compensation Committee of the Board of Directors reviews the Company's compensation and personnel processes and programs. During the last fiscal year, the Compensation Committee held four meetings. The Governance/Nominating Committee assesses Board effectiveness, annually recommends the slate of Board nominees and recommends corporate governance policies and practices. After its formation in January, 1996, the Governance/Nominating Committee held one meeting. Each director attended 75% or more of all Board of Directors and Board Committee meetings.

Outside directors receive fees of $3,000 per quarter ($3,375 for Committee Chairpersons) and participation fees of $1,000 for each Board meeting attended. A fee of $750 is paid for any Committee meeting held on any day other than a scheduled Board meeting. During the year ended January 31, 1996, Dr. Campbell was paid $116,241 for royalties relating to tests developed by Dr. Campbell for which NCS has a long-term exclusive license.

NCS has a Non-Employee Director Stock Option Plan under which each director who is not an employee of NCS is automatically granted, on each date that he or she is elected or reelected as a director of NCS by the stockholders, an option to acquire 1,000 shares of Common Stock. During fiscal 1995, all non-employee directors as a group were granted options to purchase 7,000 shares at a per share option price of $18.00. None of the options granted under the Plan have been exercised.

                       APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders at this annual meeting, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the selection of the certified public accounting firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1997.

Ernst & Young LLP has regularly audited the Company's consolidated financial statements since 1972. A representative of Ernst & Young LLP is expected to be present at the annual meeting of stockholders on May 23, 1996, and will be offered the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                    OWNERSHIP OF NCS COMMON STOCK BY CERTAIN
                    BENEFICIAL OWNERS AND EXECUTIVE OFFICERS

Information as to the persons or groups known by NCS to be the beneficial owners of 5% or more of the outstanding shares of NCS Common Stock (NCS' only voting security), the executive officers of the Company included in the Summary Compensation Table below and all directors and executive officers as a group as of February 29, 1996, is shown below. Except as otherwise indicated, the stockholders listed in the table below have sole voting power and investment power with respect to the Common Stock owned by them.

                                              Shares
                                           Beneficially             Percent of
Name and Address                              Owned                 Outstanding
________________                           ____________             ___________

Charles W. Oswald                          1,734,216                    11%
3800 West 80th Street
Bloomington, Minnesota 55431

State of Wisconsin Investment Board          796,300                     5%
121 East Wilson Street
Madison, Wisconsin 53702

Russell A. Gullotti                           56,167                      *
Robert C. Bowen                               58,610 (1)                  *
Donald J. Gibson                              51,553 (2)                  *
Richard L. Poss                               55,242 (3)                  *
Jeffrey W. Taylor                             29,463 (4)                  *

All Directors and Executive
Officers as a Group (19 persons)           2,140,347 (5)                14%


      *  Less than 1%

[FN]
<FN1>
     (1) The shares listed for Mr. Bowen include 27,600 shares issued pursuant to the L-TIP which are subject to forfeiture, 1,104 shares allocated to him pursuant to the ESOP and 18,800 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN2>
     (2) The shares listed for Mr. Gibson include 23,800 shares issued pursuant to the L-TIP which are subject to forfeiture, 1,053 shares allocated to him pursuant to the ESOP and 15,800 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN3>
     (3) The shares listed for Mr. Poss include 22,500 shares issued pursuant to the L-TIP which are subject to forfeiture, 1,005 shares allocated to him pursuant to the ESOP and 16,000 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN4>
     (4) The shares listed for Mr. Taylor include 13,200 shares issued pursuant to the L-TIP and 1,666 shares issued pursuant to a restricted stock award, all of which are subject to forfeiture; 831 shares allocated to him pursuant to the ESOP; and 9,200 shares that may be acquired within 60 days upon exercise of outstanding stock options.

<FN5>
     (5) Includes 167,800 shares issued pursuant to the L-TIP and 1,666 shares issued pursuant to a restricted stock award, all of which are subject to forfeiture; 7,242 shares allocated pursuant to the ESOP; and 224,700 shares that may be acquired within 60 days upon exercise of outstanding stock options.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

The Compensation Committee of the Board of Directors (Compensation Committee) is composed entirely of outside directors who review the Company's compensation and personnel processes and programs. They approve and make recommendations with regard to those processes and programs. In addition, the Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and senior executive officers of the Company.

The Compensation Committee has access to outside consultants and independent compensation data.

The objectives of the Company's executive compensation program are to:
- -    Support the goal of increasing stockholder value,
- -    Provide  compensation  that will attract  and retain  superior  talent  and reward performance, and
- -    Align each executive officer's interests with the success of the Company by making a portion of compensation dependent on business unit and corporate revenue and earnings growth.

The executive compensation program provides an overall level of compensation opportunity that is competitive with peer companies as well as with a general group of comparably-sized companies. The peer group consists of companies in the computer, electronics, software and related services industry, both nationally and locally. National compensation survey data is obtained from an outside consultant and industry associations. Data on approximately 125 companies which are of a size and complexity comparable to the Company is utilized. Local compensation survey data is obtained from a group of approximately 10 national and international companies headquartered in the Minneapolis-St. Paul metro area that are selected by the Company. The general comparative group consists of companies of comparable size included in nationwide, general industrial survey data obtained from three major management consulting firms. Actual total compensation levels may be greater or less than average competitive levels in surveyed companies based on annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant it.

EXECUTIVE OFFICER COMPENSATION PROGRAM

The Company's executive officer compensation program is comprised of base salary; annual cash incentive compensation; long-term incentive compensation in the form of stock options and performance based cash and restricted stock awards; and various health and other benefits.

Base Salary

Base salary levels for the Company's executive officers are viewed as one part of a comprehensive annual cash compensation program and are set relative to the peer and other comparable companies in the groups described above. Generally, it is intended that salary levels, when combined with annual performance based amounts, will result in compensation in the 50-75th percentile of amounts paid for comparable job functions by the peer and other companies described above. In determining salaries, the Compensation Committee also takes into account individual experience, job responsibility, performance and any other issues relevant to the Company.

Performance Based Compensation

The Management Incentive Plan (MIP) is the Company's annual incentive program for executive officers and key managers. The purpose of the Plan is to provide direct financial incentives in the form of annual cash bonuses to executives to achieve their business units' goals, the Company's annual goals and individual achievement goals. Threshold, target and maximum goals for Company and business unit performance are set at the beginning of the year with 70% of individual bonus amounts based on achieving corporate or business unit revenue and earnings goals and 30% based on achievement of pre-defined personal goals. Generally, it is intended that achievement of the target goals will result in annual bonuses which, when combined with base salary, will result in compensation in the 50-75th percentile of amounts paid for comparable job functions by the peer and other comparable companies described above. The Compensation Committee also gives consideration to issues which they deem specific to the Company. During the last fiscal year, bonuses were paid under the MIP based on achievement of corporate and business unit revenue and earnings goals and personal goals. In addition to cash bonuses paid under the MIP, the Compensation Committee may grant discretionary one-time cash bonuses when specific individual performance exceeds established performance goals.

Stock Option and Long-Term Incentive Programs

The stock option plans and the Long-Term Incentive Plan (L-TIP) are the Company's long-term incentive plans for executive officers. The objectives of the plans are to promote the long-term interests of the Company by enhancing its ability to attract, motivate and retain its key executives and increase their identification with the long-term interests of NCS stockholders through cash and stock ownership incentives based on long-term financial performance. The stock option plans and the L-TIP enable executives to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock to help ensure on-going alignment with stockholder interests.

The Company's stock option plans are administered by the Compensation Committee. Stock options for executive officers are generally granted annually at option prices equal to the fair market value of the Company's Common Stock on the date of grant. The options granted have 60 or 63 month terms and vest at the rate of 20% after 12, 24, 36, 48 and 58 or 60 months. The amounts to be granted to executive officers are determined using relevant survey data, consideration of the value of Company stock and the total number of shares and option shares outstanding, competitive employment factors and performance of the individual.

The L-TIP has two features designed to reward participants for contributing to the achievement of performance goals over the long term. The cash compensation feature will result in the payment of cash bonuses to participants when the performance goal is attained and the restricted stock feature provides for awards of restricted NCS Common Stock.

Under the L-TIP award in 1990, the restricted shares will vest if the participant is employed by NCS after 10 years from award date, or earlier if the prescribed performance goal is achieved. If the goal is achieved, the cash and stock awards are paid out over a three-year period: 40% as of the end of the year of achievement and 30% at the end of each of the next two succeeding years. The performance goal is the achievement of a 20% return on equity in any fiscal year. The cash compensation payout is based on a percentage (not to exceed 15%) of the participant's total compensation over the three-year period ending with the year in which the performance goal is achieved.

Under the L-TIP award in 1995, the restricted shares will vest if the prescribed annual compound growth rate of NCS revenue and cumulative total earnings per share (EPS) are achieved for the three fiscal years ending January 31, 1998. Provision is made in the 1995 Award whereby participant awards can be modified in a range of 85-115% based on actual compounded revenue growth rates and up to 250% for overachievement of cumulative EPS results. Payouts in excess of 100% of the awarded restricted shares will be paid in cash in an amount equivalent to the number of excess shares at $16.25 per share. An annual cash compensation element is based on achievement of prescribed minimum EPS amounts in each of the fiscal years ending January 31, 1996, 1997 and 1998. If the annual prescribed minimum EPS amount is not achieved, that year's cash payout of 10% of base salary is lost. For the year ended January 31, 1996, the prescribed EPS goal was achieved. If the restricted stock goals are achieved, the stock awards are paid out over a two-year period: 67% as of January 31, 1998 and 33% as of January 31, 1999. Cash awards are paid out following the end of the year of achievement.

The currently outstanding L-TIP awards were granted to eligible executive officers based on survey data, anticipated growth in the value of the Company stock and competitive employment factors at the time of award.

Benefits

The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, an employee stock ownership plan, an employee stock purchase plan and an employee savings plan with 401(k) features. These benefit programs are generally available to all employees of the Company.

Chief Executive Officer Compensation

Mr. Gullotti's annual base salary is $400,000 which, when added to potential performance based compensation if established goals are met, was an amount the Compensation Committee determined was marketplace competitive and resulted in compensation in the 50-75 percentile of similar amounts paid to chief executive officers by the peer and general comparative group companies described above. During the year, a bonus of $253,333 ($213,333 under the MIP and $40,000 under the L-TIP) was accrued for Mr. Gullotti. Mr. Gullotti was granted an option during the year to purchase 30,000 shares of the Company's Common Stock. The Compensation Committee determined the amount of the option to be granted in the same manner as described above for other executive officers.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, should not affect the deductibility of compensation paid to the Company's executive officers for the foreseeable future. The NCS 1995 Employee Stock Option Plan, approved by stockholders in 1995, complies with Section 162(m) so that compensation resulting from stock options granted under the 1995 Plan will not be counted toward the $1,000,000 limit on deductible compensation under Section 162(m). Compensation expense related to options granted under the Company's existing employee stock option plans will also be deductible under Section 162(m). The Committee has not formulated a policy with respect to qualifying other executive compensation for deductibility under Section 162(m).


David C. Cox, Chairman              John E. Steuri
Jean B. Keffeler                    Jeffrey E. Stiefler

Members of the Compensation Committee


                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.


                                               Annual Compensation                  Long-Term Compensation
                                    __________________________________________     ________________________
                                                                        Other      Restricted   Securities          All Other
                                                                       Annual        Stock        Under-         Compensation (3)
                                    Fiscal                             Compen-       Awards        lying        __________________
Name and Principal Position          Year      Salary     Bonus(1)     sation       ($)  (2)      Options        ESP(4)     ESOP(4)
___________________________________________________________________________________________________________________________________

Russell A. Gullotti, Chairman,       1995     $388,702    $253,333     $2,358        $594,950       30,000       $3,750     $2,733
  President and Chief                1994      126,500      62,500          0               0      100,000        1,560          0
  Executive Officer

Robert C. Bowen, Senior              1995      206,750      43,380      1,609         175,200       10,000        3,750      3,224
  Vice President                     1994      200,000      45,850      1,561               0       10,000        3,000      2,749
                                     1993      200,000      25,193      1,315               0       10,000        4,503      2,705

Donald J. Gibson, Senior             1995      170,000      85,620          0         142,350        7,500        3,750      3,189
  Vice President                     1994      170,000      50,427          0               0        6,000        3,000      2,725
                                     1993      170,000       8,160          0               0        4,000        4,265      2,453

Richard L. Poss, Senior              1995      183,333     109,886      1,111         146,000        9,500        3,750      3,176
  Vice President (5)                 1994      168,333      74,887          0               0       10,000        3,000      2,702
                                     1993      162,500      15,444          0               0        6,000        3,775      2,182

Jeffrey W. Taylor, Vice              1995      167,500      65,025          0         142,350        8,000        3,750      3,085
  President and Chief                1994      146,042      30,682          0          62,500       10,000        3,000      2,620
  Financial Officer                  1993      130,000      34,375          0               0        3,500        2,894      1,671

[FN]
<FN1>
     (1) Executive officers participate in the Company's MIP and its L-TIP. Under these plans, cash incentive payments are made, based on NCS' financial performance, business unit performance and individual performance criteria and the officer's base salary, following the fiscal year end. Based on the Company's fiscal 1995 EPS performance, annual cash awards under the L-TIP of $40,000, $20,900, $17,000, $20,000 and $17,000 were accrued for Messrs. Gullotti, Bowen, Gibson, Poss and Taylor, respectively. The remainder of the bonus amount accrued was under the MIP. Incentive payment amounts are shown in the fiscal year accrued.

<FN2>
     (2) The number and fair market value of aggregate restricted stock holdings at January 31, 1996, were 32,600 shares ($660,150); 27,600 shares
         ($558,900);  23,800 ($481,950); 22,500 ($455,625) and 15,700 ($317,925)
         for Messrs. Gullotti, Bowen, Gibson, Poss and Taylor, respectively. The value of the restricted stock awards shown in the table above is determined by multiplying the fair market value of the Company's Common Stock on date of award by the number of shares awarded. Under the 1995 L-TIP awards, all shares are forfeited if minimum performance objectives are not met. Under these awards, maximum overachievement of performance objectives would result in a cash payment equivalent to
         1.875 times the number of shares awarded to each participant at $16.25 per share. Dividends are paid on shares awarded.

<FN3>
     (3) Mr. Gullotti joined the Company as President and Chief Executive Officer on October 1, 1994. In 1994, Mr. Gullotti was paid $225,000 cash as compensation for lost benefits from his prior employer and $38,130 for reimbursement of relocation expenses. In 1995, he was paid $33,386 for reimbursement of relocation expenses. The Company provided Mr. Gullotti a supplemental executive retirement plan (SERP) which, on retirement at age 65, would provide an annual benefit of $75,000. Reduced amounts would be paid on retirement between ages 55 and 65. Benefits payable under the SERP are unfunded and will be paid only from the general assets of the Company. NCS has agreed with Mr. Gullotti that if his employment with the Company is involuntarily terminated for other than cause, he will receive a severance package equal to two years base salary.

<FN4>
     (4) Compensation reported represents Company contributions under the NCS 401(k) Employees Savings Plan (ESP) and the NCS Employee Stock Ownership Plan (ESOP). The value of the ESOP contribution was calculated based on the number of shares allocated to the participant valued at the fair market value of the shares on date of allocation.

<FN5>
     (5) Of the 1994 bonus amount, $30,000 was a one-time cash payment.


                                  STOCK OPTIONS

The following tables summarize option grants and exercises during fiscal 1995 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1995.

                          Option Grants in Fiscal 1995



                                           Individual Grants
                         ______________________________________________________                 Potential Realizable Value
                                                                                                  at Assumed Annual Rates
                            # of         % of Total                                                    of Stock Price
                         Securities       Options         Exercise                                    Appreciation for
                         Underlying      Granted to       or Base                                      Option Term (2)
                          Options       Employees in       Price     Expiration               __________________________________
       Name              Granted(1)      Fiscal 1995       ($/Sh)       Date                   0%            5%            10%


 Russell A. Gullotti       30,000             13 %         $18.00      8/25/00                 0         $157,720       $350,821
 Robert C. Bowen           10,000              4            18.00      8/25/00                 0           52,573        116,940
 Donald J. Gibson           7,500              3            18.00      8/25/00                 0           39,430         87,705
 Richard L. Poss            9,500              4            18.00      8/25/00                 0           49,945        111,093
 Jeffrey W. Taylor          8,000              4            18.00      8/25/00                 0           42,059         93,552


[FN]
<FN1>
     (1) Options vest at the rate of 20% after 12, 24, 36, 48 and 60 months.

<FN2>
     (2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

                 Aggregated Option Exercises in Fiscal 1995 and
                     Value of Options at End of Fiscal 1995


                                                               Number of                       Value of
                               Number of                 Securities Underlying             Unexercised In-
                                 Shares                   Unexercised Options             the-Money Options
                                Acquired      Value            at End of                      at End of
                                   on        Realized         Fiscal 1995                    Fiscal 1995
                                Exercise        (1)     Exercisable/Unexercisable   Exercisable/Unexercisable (1)
                               __________    ________   _________________________   ____________________________


   Russell A. Gullotti                0      $     0        20,000 /110,000              $142,400 /637,100
   Robert C. Bowen                1,000        7,500        16,800 / 29,200                93,700 /138,800
   Donald J. Gibson               6,000       51,000        13,800 / 18,700                79,850 / 86,775
   Richard L. Poss                1,800       16,875        14,400 / 25,100                83,000 /120,875
   Jeffrey W. Taylor              1,200        9,600         8,400 / 20,100                50,100 /100,025

[FN]
<FN1>

     (1) Value based on market value of the Company's Common Stock at date of exercise or end of fiscal 1995, minus the exercise price.


                          COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of the S&P 500 Index and the Center for Research in Security Prices
(CRSP), University of Chicago, Index for NASDAQ Computer and Data Processing Stocks (assuming the investment of $100 in the Company's Common Stock and each Index on January 31, 1991 and reinvestment of all dividends).


Performance Graph


                                                                 Index for
                                                            NASDAQ Computer and
Measurement Period                            S&P 500         Data Processing
(Fiscal Year Covered)              NCS       Index (1)           Stocks (2)
____________________              _____      ________       ___________________


Measurement Pt. 1/31/91            100           100                 100

FYE 1/31/92                        137.8         122.7               176.5
FYE 1/31/93                        140.8         135.6               186.2
FYE 1/31/94                        111.7         152.7               198.9
FYE 1/31/95                        150.7         153.6               223.6
FYE 1/31/96                        197.4         213.4               346.8

[FN]
__________________________

<FN1>
     (1) Total return calculations for the S&P 500 Index were performed by CRSP.

<FN2>
     (2) The Index for NASDAQ Computer and Data Processing Stocks (SIC 737) is maintained by CRSP.

                             SECTION 16(a) REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended January 31, 1996, officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements.

                              STOCKHOLDER PROPOSALS

Any proposal by a stockholder intended to be presented at the 1997 Annual Meeting of Stockholders must be received at the Company's executive offices no later than December 27, 1996.

                                     GENERAL

On written request, NCS will furnish without charge to each person whose proxy is being solicited a copy of NCS' Annual Report on Form 10-K for the fiscal year ended January 31, 1996, as filed with the SEC, including the financial statements and schedules thereto. NCS will furnish to any such person any exhibit described in the list accompanying the Form 10-K on payment, in advance, of reasonable fees related to the furnishing of such exhibit. Requests for copies of such reports and/or exhibits should be directed to Mr. J. W. Fenton, Jr., Secretary/Treasurer, NCS, 11000 Prairie Lakes Drive, P.O. Box 9365, Minneapolis, Minnesota 55440.

The cost of solicitation has been or will be paid by NCS. In addition, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and NCS will reimburse them for their expense in so doing.

Dated: April 25, 1996


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              J. W. Fenton, Jr., Secretary

SAMPLE PROXY CARD:



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                     (LOGO)


                        National Computer Systems, Inc.
           11000 Prairie Lakes Drive, P.O. Box 9365, Mpls., MN 55440

The undersigned hereby appoints Russell A. Gullotti and J. W. Fenton, Jr., and each of them, proxies with full power of substitution to represent and vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of National Computer Systems, Inc. (NCS), to be held at the Radisson Hotel South (Atrium 3), 7800 Normandale Boulevard, Bloomington, Minnesota, on May 23, 1996, at 3:30 P.M., and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or adjournment. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1 and 2.

1.   ELECTION OF DIRECTORS:

     O  FOR all nominees listed below             O  WITHHOLD AUTHORITY
        (Except as marked to the contrary below)     to vote for all nominees
                                                     listed below

(INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark the circle next to the nominee's name below.)

0  David C. Cox               0  Charles W. Oswald     0  Jeffrey E. Stiefler
0  Russell A. Gullotti        0  Stephen G. Shank      0  John W. Vessey
0  Jean B. Keffeler           0  John E. Steuri

2.  APPOINTMENT OF AUDITORS - Ernst & Young LLP:

    0  FOR                    0  AGAINST               0  ABSTAIN

3. On any other matters which may properly come before the meeting, the named proxies are authorized to vote on such matters in accordance with their best judgment.

      Stockholder and shares of record covered by this proxy are shown on reverse side.

PLEASE DATE AND SIGN exactly as name appears to the left indicating, where proper, official position or representative capacity. For joint accounts, each joint owner should sign.



DATED_______________________________, 1996

     _______________________________
              (Signature)


     _______________________________
      (Signature, if held jointly)





                      PLEASE NOTE THE ABOVE SIGNATURE BOX

                          RETURN IN ENVELOPE PROVIDED